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                                                                   Exhibit 10.59

                                      AMENDMENT
                                          TO
                        SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN


    RESOLVED, that the Board of Directors does hereby approve of, and authorizes and directs the appropriate officers of LG&E to amend the Supplemental Executive Retirement Plan to provide a monthly retirement income in the following manner:

    A new Section 3.6, effective January 1, 1993, shall be added:

    "3.6 Upon termination of employment, an eligible Member shall be entitled to receive a monthly retirement income in an amount equal to sixty-four percent (64%) of his Average Monthly
         Compensation, (a) less one hundred percent (100%) of his retirement benefit payable at date of termination as a straight line annuity under the Retirement Income Plan for Employees of Louisville Gas and Electric Company Who Are Not Members of a Bargaining Unit (without regard to any assignment of benefits under a qualified domestic relations order) and (b) at age sixty-two, less one hundred percent (100%) of his primary Social Security benefit payable at age sixty-two (62) under the Social Security law in effect for 1992 and based on his earnings for Social Security purposes as of the date of his termination of employment. The benefits provided for by this Section 3.6 shall be in lieu of any other benefit provided for by this Plan.